Exhibit 99.3

FOR IMMEDIATE RELEASE

THE ONE WORLD DOLL PROJECT AND TONNER DOLL COMPANY WILL MERGE FORMING TONNER ONE WORLD
Multicultural Doll Company and World Renowned Collectible Doll Enterprise to Combine to Become Tonner One World

HOUSTON, TX: The One World Doll Project, an emerging multicultural doll company, and Tonner Doll Company, one of the world’s most renowned collectible doll enterprises, today announced that their Boards of Directors have approved an agreement to merge The One World Doll Project and Tonner Doll Company, creating Tonner One World. The organizations announced the merger following the success of their first collaboration, the Prettie Girls! Tween Scene collection, which launched in October 2015 at approximately 3,000 Walmart stores nationwide and has generated a significant reorder. The merger will leverage the creative strengths and established relationships of each business to develop revolutionary products that inspire a positive cultural impact.

The merger will be a stock-for-stock transaction in which 100 percent of Tonner Doll Company’s shares will be converted into an equal number of shares of One World Holdings (OTCQB: OWOO), the parent company of The One World Doll Project. The combined organization will have approximately 25 employees across Texas, New York and California.

“We are honored to announce that we are merging with the acclaimed Tonner Doll Company and look forward to sharing their depth of experience and manufacturing relationships,” stated Trent T. Daniel, Founder of The One Word Doll Project. “We are here to build a very big company. Together, we are going to be, and have already started to become, the company that develops a product line that looks like America. That is the bottom line.”

“I am thrilled that Tonner Doll Company, a 25-year-old venture, and The One World Doll Project, an innovative and energetic team, are merging,” stated Robert Tonner, President, Tonner Doll Company. “In two years, The One World Doll Project has made tremendous strides in the marketplace, and I am excited about where the new Tonner One World will go.”

"The combination of The One World Doll Project and Tonner Doll Company creates an exciting opportunity for our company, for our customers, and for our shareholders," said Corinda Joanne Melton, President and Chief Executive Officer, One World Holdings. “Robert Tonner and his team have created a multi-million dollar collectors doll company that, combined with One World, has the foundation for massive future growth, new product development and maximization on current licenses.”

Management of both companies believe that the new toy company, Tonner One World, which will be led by President Robert Tonner, CEO Corinda Joanne Melton and COO Jack Kralik, will generate multiple benefits, including an accelerated deployment of products into big box retail stores and innovative ventures into ancillary properties such as character licensing, children's television programming, apparel, accessories and books.

Tonner One World will utilize the complementary creative abilities of Robert Tonner and Stacey McBride-Irby, a former Mattel® designer who developed Mattel’s first authentically designed African-American dolls prior to launching the One World Doll Project’s Prettie Girls! collections. Collectively, Tonner and McBride-Irby will develop new children’s products, as well as uphold Tonner’s legacy of producing high-end, expertly crafted collectable dolls.

For more information on Tonner One World, including video statements from Robert Tonner, Trent T. Daniel and Stacey McBride-Irby, please visit: TonnerOneWorld.com.

About The One World Doll Project:
Established in 2010, The One World Doll Project, a subsidiary of One World Holdings, Inc. (OTCQB: OWOO) is committed to changing the retail landscape of the doll industry. The Prettie Girls!™ (Positive Respectful Enthusiastic Talented Truthful Inspiring Excellent), The One World Doll Project’s debut collection, is a line of fashion play dolls that are diverse in culture, interests, and style. Founders Trent T. Daniel and Stacey McBride-Irby, a former Mattel® designer who designed Mattel’s first authentically designed African-American dolls, developed the Prettie Girls! to capture the essence of positive values and attributes that every little girl can embrace.

About Tonner Doll Company: Tonner Doll Company, founded by Robert Tonner in 1991, is an established collector doll enterprise based in New York. The company has earned an esteemed reputation for creating the highest quality and most detailed collectible doll and accessories. Tonner’s products have been displayed in the Louvre complex and his immaculately proportioned creations have earned him the rights to bring: The Wizard of Oz, Harry Potter, The Big Bang Theory, Twilight, Avatar, Superman, Spider-Man, Gone With the Wind, and myriad other film, television and comic book characters to exquisite life worldwide.

Notice Regarding Forward-Looking Statements
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements that include the words “will,” "believes," "expects," "anticipate" or similar expressions. Additionally, statements relating to the performance of One World Holdings or Tonner One World following the merger, capital or funding to be raised by either of the companies in connection with or following the merger, the realization of new customers, future development of business opportunities following the merger, and the valuation or increased valuation of either company following the merger, or similar statements all constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from those expressed or implied by such forward-looking statements. In addition, description of past-success, either financial or strategic, is no guarantee of future success. This news release speaks as of the date first set forth above; and the Company expressly disclaims any responsibility or intention to update the information included herein for events occurring after the date hereof.

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